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EXHIBIT 99(a)

FOR IMMEDIATE RELEASE	Press Contact and Investor Contact: John T. Grigsby, Jr. 703/934-3010

KAISER GROUP HOLDINGS ANNOUNCES WITHDRAWAL OF PROPOSED EXCHANGE OFFER AND PLANS FOR PREFERRED STOCK REDEMPTION

        FAIRFAX, VA December 11, 2002—Kaiser Group Holdings, Inc. (OTCBB: KGHI) announced that it has decided to withdraw the Company's proposed exchange offer of notes for preferred stock and proceed with a redemption of $15,519,020 liquidation preference of its Series 1 Redeemable Cumulative Preferred Stock on or about January 31, 2003. Based on recent advice of favorable distributions from Kaiser-Hill Company, LLC for the fourth quarter of 2002, this planned redemption is for $3 million more than the previously planned redemption, announced on November 15, 2002. The redemption, which will leave a balance of approximately $47 million liquidation preference of Series 1 Redeemable Cumulative Preferred Stock outstanding, will be on a pro rata basis, in accordance with the terms of the Series 1 Redeemable Cumulative Preferred Stock.

        The Company's decision not to proceed at this time with an exchange offer of notes for at least some of its Series 1 Redeemable Cumulative Preferred Stock is based on changed circumstances since the filing of the registration statement for the exchange offer with the Securities and Exchange Commission on October 18, 2002. These circumstances include (1) the conclusion of the Board of Directors that additional cash would be available for a redemption $3 million larger than that previously planned, (2) the adverse impact of the pendency of the exchange offer, under applicable SEC rules, on the Company's ability to effect promptly the planned redemption of its Series 1 Redeemable Cumulative Preferred Stock, (3) the expression of concerns by some holders of its Series 1 Redeemable Cumulative Preferred Stock as to the terms of the proposed exchange as set forth in the registration statement filed with the SEC on October 18, 2002, and (4) the Company's current belief that events and operating results during 2003 might make it possible for the Company to make another substantial redemption of the Series 1 Redeemable Cumulative Preferred Stock by the end of 2003 or in early 2004, which would reduce the tax savings associated with the proposed exchange. Depending on events and operating results during 2003, the Company may reconsider during 2003 an exchange offer of notes for some or all of its Series 1 Redeemable Cumulative Preferred Stock. However, the Company has no present plans to do so.

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  EXHIBIT 99(a)